Exhibit 10.1
KENNAMETAL INC.

PERFORMANCE UNIT AWARD

Grant Date: August 1, 2016

Kennametal Inc. (the “Company”) hereby grants to [NAME] (the “Awardee”), as of the Grant Date listed above, this Performance Unit Award (the “Award”) for [TARGET NUMBER OF STOCK UNITS] Stock Units, subject to the terms and conditions of the Kennametal Inc. Stock and Incentive Plan of 2010, as Amended and Restated on October 22, 2013, as further amended January 27, 2015 (the “Plan”) and the additional terms listed below. Capitalized terms used herein, but not otherwise defined, shall have the same meaning ascribed to them in the Plan.

1. Each Stock Unit represents the right to receive one Share of the Company’s Capital Stock, par value $1.25 per share, subject to the satisfaction of the Service Condition described herein and the Performance Conditions attached hereto as Exhibit A. Stock Units as initially awarded have no independent economic value, but rather are mere units of measurement used for purposes of calculating the number of Shares, if any, to be delivered under this Award. The maximum amount of Stock Units that may be earned under this Award is equal to two times the target number of Stock Units listed in the preamble above.

2. Except as otherwise provided in this Award, Awardee must be actively employed by the Company on the Payment Date (defined below) to be eligible to receive Shares in payment of any Stock Units earned under this Award (the “Service Condition”).

3. In addition to satisfaction of the Service Condition, payment under this Award is subject to, and contingent upon, achievement of the annual Performance Conditions during the Performance Period. The amount of this Award payable to Awardee will be determined by the level of achievement of the annual Performance Conditions as set forth in Exhibit A. Achievement of the Performance Conditions, including the level of achievement, if any, for each fiscal year in the Performance Period shall be determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its sole discretion, and Awardee agrees to be bound by such determination; provided, however, the Compensation Committee shall not use its discretionary authority reserved to it under Section 6(g) of the Plan to reduce the number of Stock Units earned, if any, based on the achievement of the Performance Conditions pursuant to the terms and conditions of this Award. For each fiscal year of the Performance Period, any Stock Units that are not earned will be cancelled and forfeited at the end of such fiscal year.

4. Issuance and Distribution.

a. At the end of each fiscal year of the Performance Period to which this Award relates, the Compensation Committee will certify in writing the extent to which the applicable annual Performance Conditions have been achieved. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

b. Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, Stock Units earned by an Awardee will be settled and paid in Shares of the Company’s Capital Stock as soon as practicable following the end of the three-year Performance Period on a date determined in the Company’s discretion, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4) (the “Payment Date”).

5. Change in Awardee’s Status; Change in Control.
a. Death or Disability. In the event an Awardee Separates from Service before the Payment Date on account of death or Disability, the Service Condition will be waived. For completed fiscal years, Awardee shall be entitled to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such fiscal year. For fiscal years not completed, the Performance Conditions will be deemed to have been achieved at the target level and the Awardee will be deemed to have earned for each such fiscal year a number of Stock Units that were able to be earned for such fiscal year.
Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event an Awardee Separates from Service on account of death or Disability, the Stock Units, to the extent earned by the Awardee, shall be paid as soon as practicable following the date of such Separation from Service, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4).
b. Change of Control. In the event there is a Change in Control during the Performance Period, and unless otherwise specifically provided herein, payment under this Award will remain subject to the satisfaction of the Service Condition. For completed fiscal years prior to the Change in Control, Awardee shall remain eligible to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such fiscal year. For fiscal years not completed prior to the Change in Control, the Performance Conditions will be deemed to have been achieved at the target level and the Awardee will remain eligible to earn for each such fiscal year a number of Stock Units that were able to be earned for such fiscal year.
c. Change in Control Separation. In the event an Awardee Separates from Service prior to the Payment Date on account of an involuntary termination by the Company without cause or Awardee voluntarily terminates employment for Good Reason (as defined herein) (a) within the six-month period immediately preceding a Change in Control in contemplation of such Change in Control (and the Change in Control actually occurs) or (b) during the two-year period following a Change in Control (a “Change in Control Separation”), the Service Condition will be waived. For completed fiscal years prior to the Change in Control, Awardee shall be entitled to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such fiscal year. For fiscal years not completed prior to the Change in Control, the Performance Conditions will be deemed to have been achieved at the target level and the Awardee will be deemed to have earned for each such fiscal year a number of Stock Units that were able to be earned for such fiscal year.

Subject to the terms and conditions of this Award and unless otherwise specifically provided herein, in the event of an Change in Control Separation, the Stock Units, to the extent earned by the Awardee, shall be paid as soon as practicable following the date of such Change in Control Separation, but in no event later than the last day of the “applicable 2½ month period” specified in Treas. Reg. §1.409A-1(b)(4); provided that, in the Committee’s discretion, the Stock Units may be settled in cash and/or securities or other property.
The term “Good Reason” for purposes of this Award shall mean the occurrence of any of the following in connection with a Change in Control:
(i)    without the Awardee's express written consent, the material diminution of responsibilities or the assignment to the Awardee of any duties materially and substantially inconsistent with his positions, duties, responsibilities and status with Company immediately prior to a Change in Control, or a material change in his or her reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of the Awardee from or any failure to re-elect the Awardee to any of such positions, except in connection with the termination of the Awardee's employment due to Cause (as hereinafter defined) or as a result of the Awardee’s death;
(ii)    a material reduction by Company in the Awardee's base salary as in effect immediately prior to any Change in Control;
(iii)    a failure by Company to continue to provide incentive compensation, under the rules by which incentives are provided, on a basis not materially less favorable to that provided by Company immediately prior to any Change in Control;
(iv)    a material reduction in the overall level of employee benefits, including any benefit or compensation plan, stock option plan, retirement plan, life insurance plan, health and accident plan or disability plan in which Awardee is actively participating immediately prior to a Change in Control (provided, however, that there shall not be deemed to be any such failure if Company substitutes for the discontinued plan, a plan providing Awardee with substantially similar benefits) or the taking of any action by Company which would adversely affect Awardee's participation in or materially reduce Awardee's overall level of benefits under such plans or deprive Awardee of any material fringe benefits enjoyed by Awardee immediately prior to a Change-in-Control;
(v)    the breach of this Agreement caused by the failure of Company to obtain the assumption of this Agreement by any successor; and
(vi)    the relocation of the Awardee to a facility or a location more than 50 miles from the Awardee's then present location, without the Awardee's prior written consent.
Notwithstanding the forgoing, in order for the Awardee to terminate for Good Reason: (a) the Awardee must give written notice to Company or its successor of the Awardee's intention to terminate employment for Good Reason within sixty (60) days after the event or omission which constitutes Good Reason, and any failure to give such written notice within such period will result in a waiver by the Awardee of his right to terminate for Good Reason as a result of such act or omission, (b) the event must remain uncorrected by the Company for thirty (30) days following such notice (the "Notice Period"), and (c) such termination must occur within sixty (60) days after the expiration of the Notice Period.

d. Retirement. In the event a Retirement Eligible Awardee (as defined below) Separates from Service on account of Retirement during the Performance Period, the Service Condition will be waived and the amount of this Award to be paid, if any, will be determined as follows: For completed fiscal years, Awardee shall be entitled to receive payment for any Stock Units that have been earned based on the achievement of the Performance Conditions applicable to such Performance Period. For the fiscal year in which the Separation from Service occurs, the Awardee will be entitled to receive payment for a number of Stock Units determined by multiplying (x) the number of Stock Units that are earned based on the achievement of the Performance Conditions applicable to such fiscal year, times (y) the fraction equal to the number of completed months starting with July 1st of the fiscal year in which the Separation from Service occurs and ending with the month of the Awardee’s Retirement, divided by the number of months within the period. All other Stock Units granted under this Award, including Stock Units that could have been earned for fiscal years after the fiscal year in which the Separation from Service occurred, shall be cancelled and forfeited without payment by the Company or any Affiliate.
Notwithstanding any other provision of this Award to the contrary, with respect to an Awardee who is or becomes eligible to Separate from Service on account of Retirement during the Performance Period (a “Retirement Eligible Awardee”), any payment made to such Retirement Eligible Awardee under this Award by reason of (i) a Separation from Service on account of death shall be paid in the month following the month containing the date of such Separation from Service; (ii) a Separation from Service on account of Disability shall be paid in the month following the month containing the 6-month anniversary of the date of such Separation from Service (or, if earlier, the date specified in (iv) below); (iii) a Change in Control Separation shall be paid in the month following the month containing the 6-month anniversary of the date of such Change in Control Separation (or, if earlier, the date specified in (iv) below); or (iv) achievement of the annual Performance Conditions during the Performance Period as specified herein (and regardless of whether Retirement Eligible Awardee Separates from Service on account of Retirement) shall be paid in [August 20XX].
e. All Other Separations from Service. In the event an Awardee Separates from Service for any other reason (other than death, Disability, Retirement or Change in Control Separation), including, but not limited to, voluntarily by the Awardee, or involuntarily by the Company with or without cause, prior to the Payment Date, all Stock Units granted to the Awardee shall be cancelled and forfeited, whether payable or not, without payment by the Company or any Affiliate.

6. The Stock Units will be entitled to receive Dividend Equivalents, which will be subject to all conditions and restrictions applicable to the underlying Stock Units to which they relate. Dividend Equivalents will accrue during the Performance Period. At the end of each fiscal year, Dividend Equivalents will be earned only for Stock Units that are earned or deemed earned under this Award for that fiscal year. With respect to Stock Units that are not earned for a fiscal year (because the applicable Performance Conditions are not satisfied or otherwise), Dividend Equivalents that were accrued for those Stock Units will be cancelled and forfeited along with the Stock Units and underlying Shares, without payment by the Company or any Affiliate. Dividend Equivalents will be paid in cash at such time as the underlying Stock Units to which they relate are paid.

7. The Stock Units may not be sold, assigned, pledged, exchanged, hypothecated, gifted or otherwise transferred, encumbered or disposed of prior to the Payment Date, except as described herein or in the Plan.

8. The Shares underlying the Stock Units shall not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Company may refuse to register a transfer of the Shares on the stock transfer records of the Company if the transfer constitutes a violation of any applicable securities law and the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares.

9. This Performance Unit Award is intended to comply with Section 409A of the Internal Revenue Code (which deals with nonqualified deferred compensation) or an exception thereto and the regulations promulgated thereunder and will be construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). An Awardee shall have no right to designate the date of any payment under this Award. The Company reserves the right to administer, amend or modify the Award or to take any other action necessary or desirable to enable the Award to be interpreted and construed accordingly. Notwithstanding the foregoing, the Awardee acknowledges and agrees that Section 409A may impose upon the Awardee certain taxes or interest charges for which the Awardee is and shall remain solely responsible.

10. Notwithstanding anything to the contrary in this Award or the Plan, in the event that this Award is not accepted by the Awardee on or before the date that is 180 days from the grant date noted herein (the “Forfeiture Date”), then this Award shall become null and void and all Stock Units subject to this Award shall be forfeited by the Awardee as of the Forfeiture Date. For acceptance to be valid, the Awardee must accept this Award in the manner specified by the Company. Any Shares underlying the Stock Units covered by this Award that are forfeited by the Awardee shall be returned to the Plan and resume the status of shares available for grant.

11. All other terms and conditions applicable to this Award are contained in the Plan. A copy of the Plan and related Prospectus is available on your accounts page at netbenefits.fidelity.com under Plan Information and Documents, as well as on The Hub under Human Resources.

KENNAMETAL INC.

By:     Michelle R. Keating
Title: Vice President, Secretary and Interim General Counsel

Exhibit A

Performance Conditions for FY17 LTIP Performance Unit Awards
I. RETURN ON INVESTED CAPITAL (ROIC) COMPONENT: WEIGHTED AT 100%:

	ROIC			Payout Multiple
	FY17	FY18	FY19	Range
Maximum	10.6%	13.4%	16.2%	150%
Target	7.6%	9.6%	11.6%	100%
Threshold	5.3%	6.7%	8.1%	50%

The table above sets forth the three year period beginning July 1, 2016 and ending June 30, 2019 (“Performance Period”) referenced in the Performance Unit Award Agreement to which this Exhibit A is attached.

Interpolation between values shown in the above table will be made on a straight line basis. There will be no payment for performance below Threshold, and no additional payment for performance above Maximum.

Subject to the terms and conditions of this Award, up to 150% of the number of Stock Units granted pursuant to this agreement may be earned with regard to the ROIC component for the Performance Period (ROIC Earned Stock Units).

II. RELATIVE TOTAL SHAREHOLDER RETURN (RELATIVE TSR) VESTING MULTIPLE COMPONENT:
(a) The total ROIC Earned Stock Units above may have a Relative TSR Vesting Multiple applied to them based on (i) the Corporation’s Total Shareholder Return, as described below, relative to the Peer Group’s (as set forth in Attachment) Total Shareholder Return for the cumulative three year performance period of time ending on June 30, 2019 (“Performance Period”) and (ii) satisfaction of the condition of employment, as set forth below.

(i) “Total Shareholder Return” (or “TSR”) over the Performance Period shall be calculated in accordance with the following formula: ((Final Price + all cash dividends paid during the specified period, included as of the applicable ex-dividend date)/Initial Price) - 1, expressed as a percentage.

(ii) “Final Price” shall mean the average of the closing prices of the Common Stock of each peer company and the Company for the final thirty trading days of the specified period plus all cash dividends paid during the final thirty (30) trading days. For purposes of this Agreement, this shall mean the final thirty (30) trading days in fiscal 2019.

(iii) “Initial Price” shall mean the average of the closing prices of the Common Stock of each peer company and the Company for the last thirty (30) trading days preceding the beginning of the specified period plus all cash dividends paid during the last thirty (30) trading days. For purposes of this Agreement, the Initial Price shall be calculated based on the average of the closing stock prices over the thirty days ending on June 30, 2016.

(iv) The Company’s Total Shareholder Return for the Performance Period shall be measured as a percentile ranking in comparison with the index of the Peer Group Total Shareholder Return (the “Index”).

(b) The Relative TSR Vesting Multiple to be applied to the total number of ROIC Earned Stock Units to determine the total number of shares of Common Stock to be received pursuant to this agreement shall be the “Award Shares” and shall be calculated as follows:

If the Company’s TSR rank against the Peer Group is:	Relative TSR Vesting Multiple (% of ROIC Earned Stock Units)
at the 25th percentile (Threshold)	80%
at the 50th percentile (Target)	100%
at the 75th percentile or more (Maximum)	120%

The percentile rank calculation shall be calculated without including the Company.

The Relative TSR Vesting Multiple is based on the Company’s Total Shareholder Return for the Performance Period relative to the Index.

The Relative TSR Vesting Multiple shall be interpolated on a straight-line basis between the percentile levels in the above table, but no amounts will be payable if the Company’s TSR rank against the Peer Group is below the Threshold level and no multiples over 120% will be applied if the Company’s TSR rank against the Peer Group is above the Maximum level.

The Index group companies shall consist of those companies that comprise the S&P 400 Capital Goods Index on the date of grant. A detailed list of the companies that comprise the Index as of July 11, 2016 is attached. Peer Group companies will be adjusted as follows for activity during the Performance Period:

●	If the Company or a member of the Peer Group splits its stock, such company’s TSR will be adjusted for the stock split

●	If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period

●
If a member of the Peer Group sells, spins‐off, or disposes of a portion of its business representing more than 50% of such Company’s total assets during the Performance Period, such Company will be removed from the Peer Group

●	If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period

●	If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period

●
Members of the Peer Group that file for bankruptcy, liquidation or similar reorganization during the Performance Period will remain in the Peer Group, positioned below the lowest performing nonbankrupt member of the Peer Group

Any adjustments resulting in the removal of a peer company will not impact completed measurement periods during an outstanding performance period.
The Compensation Committee shall have the authority to make adjustments in response to a change in circumstances that results in a member of the peer group no longer satisfying the criteria for which such member was originally selected.

INDEX PEER GROUP COMPANIES
(as of July 11, 2016)

S&P 400 Capital Goods Index

Company Name	Exchange:Ticker

AECOM Technology Corporation	NYSE: ACM

AGCO Corporation	NYSE: AGCO

AO Smith Corp.	NYSE: AOS

B/E Aerospace Inc.	NasdaqGS: BEAV

Carlisle Companies Incorporated	NYSE: CSL

CLARCOR Inc.	NYSE: CLC

Crane Co.	NYSE: CR

Curtiss-Wright Corporation	NYSE: CW

Donaldson Company, Inc.	NYSE: DCI

EMCOR Group Inc.	NYSE: EME

Esterline Technologies Corp.	NYSE: ESL

GATX Corp.	NYSE: GMT

Graco Inc.	NYSE: GGG

Granite Construction Incorporated	NYSE: GVA

Hubbell Inc.	NYSE: HUB.B

Huntington Ingalls Industries, Inc.	NYSE: HII

IDEX Corporation	NYSE: IEX

ITT Corporation	NYSE: ITT

Joy Global, Inc.	NYSE: JOY

KBR, Inc.	NYSE: KBR

KLX Inc.	NasdaqGS: KLXI

Lennox International, Inc.	NYSE: LII

Lincoln Electric Holdings Inc.	NasdaqGS: LECO

MSC Industrial Direct Co. Inc.	NYSE: MSM

Nordson Corporation	NasdaqGS: NDSN

NOW Inc.	NYSE: DNOW

Orbital ATK, Inc.	NYSE: OA

Oshkosh Corporation	NYSE: OSK

Regal Beloit Corporation	NYSE: RBC

Teledyne Technologies Inc.	NYSE: TDY

Terex Corp.	NYSE: TEX

The Timken Company	NYSE: TKR

The Toro Company	NYSE: TTC

Trinity Industries Inc.	NYSE: TRN

Triumph Group, Inc.	NYSE: TGI

Valmont Industries, Inc.	NYSE: VMI

Watsco Inc.	NYSE: WSO

Westinghouse Air Brake Technologies Corporation	NYSE: WAB

Woodward, Inc.	NasdaqGS: WWD